UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 9, 2007

HAWAIIAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31443	71-0879698
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3375 Koapaka Street, Suite G-350, Honolulu, HI 96819

(Address of Principal Executive Offices) (Zip Code)

(808) 835-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the  Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2007, the Compensation Committee of the Board of Directors of Hawaiian Holdings, Inc. (the “Company”) approved the grant of 50,000 deferred stock units (the “Units”), which are payable on the applicable Delivery Date (as defined below) in an equal number of shares of the Company’s common stock, to Mark B. Dunkerley, the Company’s President and Chief Executive Officer, in partial satisfaction of the discretionary portion of Mr. Dunkerley’s 2006 annual bonus.  The Units are subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan.  The Units are fully vested as of the date of grant, subject to forfeiture only in the event that Mr. Dunkerley’s employment is terminated with “Cause” (as defined in Mr. Dunkerley’s employment agreement).  The Units are valued at the fair market value of the Company’s common stock on the date of grant ($4.41 closing price per share for the Company’s common stock on March 8, 2007).  The shares of common stock underlying the Units will be delivered on the earlier of (i) January 2, 2008; (ii) Mr. Dunkerley’s death or disability; or (iii) a change in control of the Company (such date, the “Delivery Date”).  Mr. Dunkerley shall not be entitled to vote the shares of common stock underlying the Units until such shares of common stock are delivered to Mr. Dunkerley on the Delivery Date.  Any dividends or distributions paid to the Company’s stockholders prior to the Delivery Date will be credited to the Units and added to the number of shares of common stock delivered to Mr. Dunkerley on the Delivery Date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2007

HAWAIIAN HOLDINGS, INC.

By:	/s/ Peter R. Ingram
Name:	Peter R. Ingram
Title:	Executive Vice President, Chief Financial Officer and Treasurer